Exhibit 10.1

CHIEF EXECUTIVE OFFICER

TERMINATION AND CHANGE-IN-CONTROL AGREEMENT

THIS AGREEMENT entered into as of the 3rd day of February, 2009, (the “Effective Date”) by and between [GSI Group Inc.] (the “Company” or “GSI”), and Sergio Edelstein, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).

WHEREAS, the Executive has heretofore been employed by the Company and the Company desires to retain the services of the Executive on the terms set forth herein;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the threat of termination of employment or a change-in-control can result in significant distractions of its management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of its key management personnel and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, the Company desires by this writing to set forth the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term. This Agreement, and all rights and obligations of the Parties, shall take effect upon the Effective Date, and shall expire three (3) years from the Effective Date unless changed by agreement of both parties. Not later than 90 days prior to the scheduled expiration of the Term, and annually thereafter, the Company shall give the Executive written notice of its intent with regard to a one-year extension of the Term; provided however, that notwithstanding any such notice by the Company not to extend, if a Change of Control event occurs during the term of this Agreement, then the term of this Agreement shall not expire prior to the second anniversary of a Change of Control event (as hereinafter defined).

2. Employment Status. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee, i.e. “at-will employment”, and that this Agreement does not prevent the Executive from terminating employment at any time. Notwithstanding the foregoing, the Executive may be entitled to certain benefits if the Executive’s employment with the Company is terminated pursuant to the circumstances described in this Agreement.

3. Termination Events, Notices and Dates. The Executive’s employment hereunder may be terminated under the following circumstances:

a) Disability. The Company may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement which continues for a period of at least one hundred eighty (180) consecutive days. The

Executive shall be entitled to the compensation and benefits at the same levels as they existed immediately prior to the onset of the infirmity for any period during the term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Executive’s Disability, the Executive shall be entitled to return to his position with the Company as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

b) Cause

(i) the Company may terminate the Executive’s employment for “Cause.” A termination for Cause is a termination evidenced by a resolution adopted in good faith by two-thirds ( 2/3) of the Independent Board members that the Executive (1) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (2) has been convicted of, or pleaded no contest to any felony (other than a traffic offense including vehicular manslaughter) which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in Clause (2) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in Clause (2) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, nor failure to act, on the Executive’s part, shall be considered “willful” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.; or

(ii) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 3(b), no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(c) Good Reason. The Executive may terminate his employment for “Good Reason” Upon 30 days’ notice to the Company. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (i) through (v) hereof:

(i) a material diminution in the Executive’s status, title, position or responsibilities (including reporting responsibilities);

(ii) the Company’s requiring the Executive to be based at any place outside a 30-mile radius from Bedford, MA, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the date hereof (or in the case of a Change in Control, prior to a Change in Control);

(iii) the failure by the Company to provide the Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to 75%

of those provided for under each employee benefit plan, program and practice as in effect at the date hereof, or in the case of a Change in Control, a reduction in compensation and benefits as compared to those provided to the Executive prior to the Change in Control. In determining whether the Company has provided the Executive with at least 75% of overall compensation and benefits as stated above, the Company and Executive shall consider the aggregate value of the Executive’s compensation and benefits and not any single item of compensation or benefit; and

(iv) any breach by the Company of any provision of this Agreement; provided that the Company’s election to allow the Agreement to expire at the end of a Term shall not constitute Good Reason.

The Executive’s right to terminate his employment pursuant to this Section 3(c) shall not be affected by his incapacity due to physical or mental illness. Notwithstanding the occurrence of any such event or circumstance in 3(c), the establishment of Disability of the Executive, in itself as defined in 3(a) shall not be deemed to constitute Good Reason.

(d) Voluntary Termination. The Executive may voluntarily terminate his employment hereunder at any time.

(e) For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Exhibit [A].

(f) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(g) Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i) If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days; and

(ii) If the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive. If the Executive indicates his desire for a hearing with the Board regarding his termination for Cause, a written request for such hearing must be submitted in writing within 15 days of the Notice of Termination date. All such notices shall be received in hand by the Vice President of Human Relations or the General Counsel for the Company.

4. Compensation Upon Termination. Upon termination of the Executive’s employment during the term of this Agreement (including any extensions thereof), the Executive shall be entitled to the following benefits:

(a) If the Executive’s employment is terminated by the Company for Cause or Disability or by the Executive without Good Reason, or by reason of the Executive’s death, the

Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including: (i) Executive’s then existing base salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) vacation pay, (iv) any bonuses or incentive compensation for the prior fiscal year which would have been eligible for payment but for the termination, and (v) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). In addition to the foregoing, if the Executive’s employment is terminated by the Company for Disability or by reason of the Executive’s death, the Company shall pay to the Executive or his beneficiaries an amount equal to the bonus or incentive award that the Executive would have been entitled to receive in respect of the fiscal year in which the Executive’s Termination Date occurs had he continued in employment until the end of such fiscal year, calculated as if all performance targets and goals (if applicable) had been fully met by the Company and by the Executive, as applicable, for such year, multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365 (a “Pro Rata Bonus”). The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

(b) If the Executive’s employment by the Company shall be terminated prior to a Change in Control by the Company other than for Cause, death or Disability or by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided below:

(i) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

(ii) the Company shall pay the Executive as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in a lump sum equal to 1.5 times the sum of the Executive’s Base Salary, i.e. 18 months of (“Base Salary”) and Bonus Amount, assuming for this purpose that all targets requisite to qualifying the Executive for 100% of On Target Earnings (as defined in the Company’s Executive Bonus Plan) were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied); (without regard to any reductions caused by Section 3(c)(iii), above);

(iii) for 18 months following the Executive’s Termination Date, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Executive at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, the benefits provided to the Executive at the time of the Change in Control, if greater). To the extent that Executive is not permitted to continue in any of such plans, the Company shall reimburse the Executive for the cost of obtaining similar coverage for 18 months following termination, but in no event shall such reimbursement occur past the end of the second year following separation from service. The benefits provided in this Section 4(b)(iii) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, at the time of the Change in Control if more favorable to the Executive). This Subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

(c) If the Executive’s employment by the Company shall be terminated upon or during the 24 month period following a Change in Control by the Company other than for Cause, death or Disability or by the Executive for Good Reason, then the Executive shall be entitled to the benefits provided below:

(i) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

(ii) the Company shall pay the Executive as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in a lump sum equal to two (2) times the sum of the Executive’s Base Salary, i.e. 24 months of (“Base Salary”) and Bonus Amount, assuming for this purpose that all targets requisite to qualifying the Executive for 100% of On Target Earnings (as defined in the Company’s Executive Bonus Plan) were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied);

(iii) for 24 months following the Executive’s Termination Date, the Company shall, at its expense, provide all benefits specified in Section 4(b)(iii) hereof; and

(iv) all restrictions on any outstanding award (including restricted stock awards) granted to the Executive shall lapse and such awards shall become fully (100%) vested immediately, and all stock options and stock appreciation rights granted to the Executive shall become fully (100%) vested and shall become immediately exercisable for a period of 180 days following the Termination Date.

(d) All amounts provided for in Sections 4(a), and 4(b)(i) and (ii) and 4(c)(i) and (ii) shall be paid within 30 days after the Executive’s Termination Date.

(e) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

5. Treatment of Section 280G. In the event that any amounts provided for under these agreements or otherwise payable to the Executive would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, the Company will pay 100 percent of the excess parachute payment, excluding any applicable excise tax, unless the Executive elects in writing to receive less. Two separate calculations will be performed by an external tax consultant designated by the Compensation Committee; the first calculates the amount the Executive would retain net of taxes (including excise tax) if all excess parachute payments are made to the Executive, and the second calculates the amount the Executive would retain net of taxes (including excise tax) if parachute payments were made subject to a clawback provision (e.g., 2.99 times the base amount). The Executive shall be required to elect which payment option he or she prefers, said election to be made in writing within 14 days after receipt of the calculations, and shall thereafter be paid pursuant to his election. The Executive is then paid the amount that maximizes his net-after-tax retention (i.e., “best-net benefit”). In the event that the Executive fails to elect, he or she will be deemed to have elected to receive the full amount of the excess parachute payment.

6. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term the “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

7. Arbitration. If in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Boston, Massachusetts. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement.

8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12. Indemnification.

(a) Company Indemnity. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the Province of New Brunswick, Canada against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include a written undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses within 30 days of receiving such determination. The provisions of this Section 12(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance. Consistent with the provisions of Section 81(1)(a) of the New Brunswick Business Corporations Act, such indemnification, including any advancement of defense costs will only be allowed if the Employee acted honestly and in good faith with a view to the best interests of the corporation. Prior to receiving any advancement of defense costs, such Employee will be required to execute an undertaking confirming that in the event such Employee is found to have acted other than honestly or in good faith with a view to the best interests of the Corporation, such costs will be returned to the Company.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 12(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

13. Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a) During the Term of Employment and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e) Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f) The Executive agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(g) Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied an any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

14. Non-competition

(a) During the Restriction Period (as defined in Section 14(b) below), Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean (i) companies, their subsidiaries or their respective successors and assigns that engage in business activities that are in competition with the Company’s Products and Services including: Trumpf-Haas, Rofin-Sinar, Coherent, Spectra Physics, Lambda Physik, Unitek-Miyachi, IPG Photonics, Lasag, Scanlabs GmbH, ABL (50% owned by Hitachi), Mechatronics, Precise, Jevco, Renishaw, Heidenhain, Electro Scientific Industries, Shibaura, Omron, CyberOptics,Koh Young, Innolas, Electrox, Foba, Laservall, SEI s.p.A., Cheval Frere, Fotona, E.O. Technics, IPG Photonics, Hans Laser, ULS (Scottsdale, AZ), Clark-MXR, Femtolaser, Thales Laser, Cyber Laser, Quantel Lasers, Amplitide, Litron, Ekspla, Minolta, Topcon and Radiant Imaging; (ii) any firm involved in the development, distribution and sale of precision technology and semiconductor systems; (iii) any corporation or other entity whether independent or owned, funded or controlled by any other entity, engaged or organized for the purpose of engaging, in whole or in part, in precision technology and semiconductor systems; or (iv) any business which is in material competition with the Company or any Subsidiary or division thereof and in which Executive’s functions would be substantially similar to Executive’s functions with the Company. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly to advise, plan, oversee or manage the activities of an entity which becomes a Competitor during the Restriction Period, that activities are competitive with the activities of the Company or any Subsidiary.

(b) For the purposes of this Section 14, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i) in the case of a termination of Executive’s employment without Cause or a termination with Good Reason, the Restriction Period shall terminate coterminous with the period for which the Executive receives payment; or

(ii) in the case of a termination of Executive’s employment for Cause or without Good Reason, 12 months from the date of such termination.

15. Non-solicitation of Employees and Customers. During the period beginning with the Effective Date and ending 12 months following the termination of Executive’s employment for any reason, Executive shall not induce: (i) employees of the Company or any Subsidiary to terminate their employment (provided, however, that the foregoing shall not be construed to prevent Executive from engaging in generic non-targeted advertising for employees generally), or (ii) customers of the Company or any Subsidiary to terminate their relationship with the Company. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

16. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 13, 14 or 15 above, the Company shall have the right to immediately terminate and/or recoup all payments and benefits due under this Agreement and shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 13, 14 or 15 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 13, 14 or 15 has occurred.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

21. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

22. Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “key employee” for purposes of Internal Revenue Code Section 409A (“Code Section 409A”), no severance or other payments pursuant to this Agreement shall be made to Executive by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this Section 22 result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 22, provided that any amounts that would have been payable earlier but for the application of this Section 22, shall be paid in lump-sum on the 409A Payment Date.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

GSI GROUP INC.

By:	/s/ Marina Hatsopoulos
Name:	Marina Hatsopoulos
Title:	Director; Chair, Compensation Committee

-and-

/s/ Sergio Edelstein
Sergio Edelstein

/s/ Sergio Edelstein
Individually

Exhibit A

For purposes of this Agreement, Change-in-Control shall be deemed to have occurred if:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing [50%] or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)	during any 12-month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)	the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than [30%] of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)

the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all (but no less than 40%) of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

For purposes of this definition:

(A)	The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B)	The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C)	The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.